EXHIBIT 3.1
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIRECTV

DIRECTV, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.           The present name of the Corporation is DIRECTV, which is the name under which the Corporation was originally incorporated; and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware was April 24, 2009.

2.           The original Certificate of Incorporation was subsequently amended and adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 18, 2009.

3.           A Second Amended and Restated Certificate of Incorporation, which further amended and restated the Amended and Restated Certificate of Incorporation of the Corporation was adopted in accordance with Sections 242 and 245 of the DGCL and filed with the Secretary of State of the State of Delaware on May 2, 2011.

4.           This Third Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the Second Amended and Restated Certificate of Incorporation of the Corporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

5.           The Corporation’s Second Amended and Restated Certificate of Incorporation hereby is amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1  Name.

The name of the corporation is DIRECTV.

ARTICLE II

Section 2.1  Address.

The registered office of the Corporation in the State of Delaware is 2711 Centerville Road, in the City of Wilmington, County of New Castle, Delaware. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1  Purpose.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.1  Authorized Capital Stock.

Immediately upon effectiveness of this Certificate of Incorporation (the “Effective Time”), each share of Class A Common Stock, par value $0.01 per share, of the Corporation (“Class A Common Stock”) issued and outstanding immediately prior to the Effective Time, and each share of Class B Common Stock, par value $0.01 per share, of the Corporation (the “Class B Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or any holder of Class A Common Stock or Class B Common Stock, be reclassified as and become one fully paid and nonassessable share of common stock, par value $0.01 per share of the Corporation (the “Common Stock”), which Common Stock shall have the rights, preferences, privileges and restrictions set forth in this Certificate of Incorporation.  The reclassification of the Class A Common Stock and the Class B Common Stock into the Common Stock will occur at the Effective Time.  From and after the Effective Time, certificates formerly representing shares of Class A Common Stock or Class B Common Stock shall represent the number of shares of Common Stock into which such shares shall have been reclassified pursuant to this Certificate of Incorporation.  Following the Effective Time, any holder of a certificate formerly representing Class A Common Stock or Class B Common Stock may surrender such certificate to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written request from the holder of such shares for a new certificate representing the shares of Common Stock into which such shares were reclassified, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney.  As promptly as practicable following the surrender of any such certificate formerly representing shares of Class A Common Stock or Class B Common Stock and the payment in cash of any amount required by the next sentence, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent a certificate or certificates representing the number of full shares of Common Stock into which the shares of Class A Common Stock or Class B Common Stock formerly represented by such certificate were reclassified, issued in such name or names as such holder may direct.  The issuance of certificates for shares of Common Stock upon conversion of shares of Class A Common Stock or Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares that were reclassified, then the holder requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

Following the Effective Time, the total number of shares of all classes of stock that the Corporation is authorized to issue is 4,000,000,000 shares, consisting of (i) 3,950,000,000 shares of Common Stock and (ii)  50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Each share of Common Stock shall have equal rights, powers and privileges.

Section 4.2  Increase or Decrease in Authorized Common or Preferred Stock.

The number of authorized shares of any Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or Common Stock, voting separately as a class or as a separate series, shall be required therefor.

Section 4.3  Preferred Stock.

(a)           Subject to the other provisions of this Certificate of Incorporation, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide by resolution or resolutions from time to time out of the unissued shares of Preferred Stock for the issuance of one or more series of Preferred Stock, without further stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof.

(b)           The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following: (i) the designation of the series, which may be by distinguishing number, letter or title, (ii) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative, (iv) the dates on which dividends, if any, shall be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series, (vii) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (viii) whether the shares of the series shall be convertible into, or exchangeable or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (ix) any restrictions on the issuance of shares of the same series or any other class or series, (x) the voting rights, if any, of the holders of shares of the series generally or upon specified events, and (xi) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications or limitations of, or restrictions on, such shares as are permitted by law.

(c)           Shares of Preferred Stock, regardless of series, that are converted into other securities or other consideration or otherwise acquired by the Corporation shall be retired and canceled and the Corporation shall take all such actions as are necessary to cause such shares to have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and, unless otherwise provided in this Certificate of Incorporation or the applicable Preferred Stock Designation, the Corporation shall have the right to reissue such shares.

Section 4.4  Voting Rights.

(a)           Subject to applicable law, to the provisions of this Certificate of Incorporation and to the rights and powers, if any, of any outstanding series of Preferred Stock to vote as a separate class or series, or to vote together with one or more other series of Preferred Stock on any matter, each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(b)           Except as required by applicable law and notwithstanding any other provision in this Section 4.4, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers (including, without limitation, voting powers), designations, preferences, or relative, participating, optional or other special rights, or to qualifications, limitations, or restrictions thereof, of the Preferred Stock or any series thereof, if the holders of outstanding shares of Preferred Stock or any series thereof are entitled, either separately or together with the holders of outstanding shares of one or more other classes or series of capital stock of the Corporation, to vote thereon pursuant to applicable law or this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock), as amended from time to time.

Section 4.5  Dividends and Distributions.

Subject to the preferential and other dividend rights of any outstanding series of Preferred Stock, holders of Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

Section 4.6  Liquidation, Dissolution or Winding Up.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the payment or provision for payment of the preferential and other amounts, if any, to which the holders of Preferred Stock, if any, shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. For the purposes of this Section 4.6, neither the sale, conveyance, exchange, lease, assignment, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other Persons shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary, unless such sale, conveyance, exchange, lease, assignment, transfer or other disposition, merger or consolidation shall be in connection with a liquidation, dissolution or winding-up of the business of the Corporation.

ARTICLE V

Section 5.1  Perpetual Existence.

The Corporation shall have perpetual existence.

ARTICLE VI

Section 6.1  Composition of the Board.

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not, by applicable law or this Certificate of Incorporation, directed or required to be exercised or done by stockholders.

(b)           Except as otherwise provided in this Certificate of Incorporation (including any provisions of the Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock), the number of directors shall be fixed from time to time exclusively by resolution adopted by the Board in accordance with the By-Laws of the Corporation (the “By-Laws”). Except as otherwise provided by the By-Laws, the election of directors need not be by written ballot.

(c)            At each annual meeting of stockholders, directors whose term of office is then expiring shall be elected annually for terms of one year and shall hold office until the next succeeding annual meeting of stockholders and until the election and qualification of their respective successors subject, however, to prior death, resignation, retirement, disqualification or removal from office or removal pursuant to Section 2 of Article II of the By-Laws. Any director elected in accordance with the By-Laws of the Corporation to fill a vacancy resulting from either the death, resignation, retirement, disqualification or removal of a director prior to the expiration of that director’s term or an increase in the number of directors shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until the election and qualification of their respective successors.

Section 6.2  Majority Vote for Election of Directors.

The vote required for election of a director by the stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee at a meeting of stockholders. Abstentions and broker non-votes shall not be counted as votes cast. A direction to “withhold authority” with respect to a nominee shall be treated as a vote cast against the election of such nominee. If an election is contested, a plurality of the votes properly cast for election to any office shall result in the election to such office. An election shall be contested if, as determined by the Board, (i) a stockholder has nominated any person(s) for election to the Board in compliance with the requirements for stockholder nominees for director set forth in Section 1 of Article I of the Corporation’s By-Laws or otherwise in accordance with applicable law, and (ii) such nomination has not been withdrawn by such stockholder on or prior to the day prior to the date the Corporation first mails its notice of meeting.

Section 6.3  Vacancies.

Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, any vacancy on the Board resulting from death, resignation, retirement, disqualification, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors in accordance with the By-Laws shall be filled only in the manner provided in the By-Laws, or, if not so provided for therein, by the affirmative vote of (i) a majority of all the directors then in office, even if less than a quorum, or (ii) a duly appointed committee of the Board, but in any event not by the stockholders. Any director so chosen shall hold office until the next annual meeting of stockholders, and until a successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office in accordance with this Certificate of Incorporation, the By-Laws or any applicable law or pursuant to an order of a court. If there are no directors in office, then an election of directors may be held in the manner provided by the By-Laws or, if not so provided for therein, by applicable law.

Section 6.4  Removal of Directors; Director Disqualification.

Unless otherwise determined by the Board, a Director who, at the time of taking office as a director, is an employee of the Corporation or any Subsidiary of the Corporation (an “Employee Director”), shall cease to be qualified to serve as a director and shall automatically cease to be a director without any action on the part of the stockholders or the other members of the Board, if such person ceases to be an employee of the Corporation or any one of its Subsidiaries, with the disqualification of such director to take place upon the earliest of (i) such director’s cessation of employment, (ii) delivery by such Employee Director to the Corporation, or such Subsidiary or Subsidiaries, as the case may be, of a notice of resignation of employment, or (iii) delivery by the Corporation or one of its Subsidiaries, as the case may be, to such Employee Director of a notice of termination of employment.

Section 6.5  Election of Directors by Preferred Stockholders.

Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) applicable thereto.

Section 6.6  Independent Directors.

(a)           The Board shall consist of at least a majority of Independent Directors (where “Independent Director” means a Director who qualifies as an “Independent Director” under the By-Laws in effect from time to time).

(b)           The audit committee of the Board shall be comprised solely of Independent Directors who also satisfy such other standard for service on such committee as may be set forth from time to time in the By-Laws.

(c)           Each of the nominating and corporate governance committee and the compensation committee of the Board shall be comprised solely of Independent Directors who also satisfy such other standard for service on such committee as may be set forth from time to time in the By-Laws.

Section 6.7  Notice.

Advance notice of nominations for the election of directors and business to be transacted at any stockholders meeting shall be given in the manner and to the extent provided in the By-Laws.

ARTICLE VII

Section 7.1  Meetings of Stockholders.

No action required or permitted to be taken by the stockholders of the Corporation shall be effected except at a duly called annual meeting or at a special meeting of stockholders of the Corporation called in accordance with the By-Laws, and no action shall be taken by the stockholders by written consent; provided, however, that notwithstanding the foregoing, the holders of any series of Preferred Stock may take action by written consent to the extent provided in a Preferred Stock Designation with respect to such Series. Except as otherwise required by law and subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board or (ii) by the Secretary of the Corporation upon written request by stockholders holding twenty-five percent (25%) or more of the then outstanding shares of the Corporation entitled to vote at such meeting provided that the request is in proper form as prescribed in the By-Laws. Business transacted at any special meeting is limited to the purposes stated in the notice.

Section 7.2  No Cumulative Voting.

Shares of capital stock of the Corporation shall not be entitled to cumulative voting.

ARTICLE VIII

Section 8.1  Limited Liability of Directors.

To the fullest extent permitted by the DGCL as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Section 8.1 is in effect shall be deemed to be doing so in reliance on the provisions of this Section 8.1, and neither the amendment or repeal of this Section 8.1, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 8.1, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal or adoption of an inconsistent provision.

If any provision of this Section 8.1 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, to the fullest extent possible, the other provisions of this Section 8.1 (including, without limitation, each such portion of any paragraph of this Section 8.1 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

 ARTICLE IX

Section 9.1  Certain Defined Terms.

Unless specifically provided to the contrary or the context otherwise requires, the terms defined below will have, for all purposes of this Certificate of Incorporation, the meanings herein specified:

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms “Controls”, “Controlled” and “Controlling” will have corresponding meanings.

 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Person” shall mean (a) an individual or any corporation, partnership, limited liability company, estate, trust, association, private foundation, joint stock company or any other entity and (b) a “group” as the term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but shall not include an underwriter that participates in a public offering of stock for a period of 90 days following purchase by such underwriter of such stock.

 “Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) 50% of the equity or (B) 50% of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns at least 50% of the equity interests thereof or (B) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under GAAP.

 ARTICLE X

Section 10.1  Amendment of By-Laws.

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to adopt, amend or repeal the By-Laws at any meeting of the Board by the affirmative vote of a majority of the whole Board unless the By-Laws require a vote of a larger portion of the Board for the adoption, amendment or repeal of the By-Laws (or any provisions thereof) in which case the Board may adopt, amend or repeal such By-Laws (or such provisions thereof) only with such vote of a larger portion of the Board, or by taking action by unanimous written consent. The By-Laws may also be altered, amended or repealed at any meeting of stockholders, or at any special meeting of the holders of shares of stock entitled to vote thereon called by the Board for that purpose, by the affirmative vote of not less than a majority of the voting power of all outstanding shares of all classes and series of capital stock of the Corporation entitled to vote thereon, voting as a single class.

Section 10.2  Amendment of Certificate of Incorporation.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

ARTICLE XI

Section 11.1  Forum for Adjudication of Disputes.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or other agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case, subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE XII

Section 12.1  Severability.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed on its behalf by the undersigned authorized officer on August 27, 2012.

By:	/s/ Keith U. Landenberger
Name: Keith U. Landenberger Title: Senior Vice President and Associate General Counsel